Exhibit 99.1

American Financial Group, Inc. Announces

Second Quarter Results

•	Adjusted book value per share $44.78; up 2% during the quarter

•	Second quarter core net operating earnings $0.96 per share, up 5.5% from the prior year period

•	Repurchased 1.4 million shares for $67 million during the second quarter

•	2013 core earnings per share guidance increased to $3.70—$4.10, from $3.60—$4.00

Cincinnati, Ohio – July 29, 2013 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported 2013 second quarter net earnings attributable to shareholders of $110 million ($1.20 per share) compared to $99 million ($1.01 per share) for the 2012 second quarter. After-tax net realized gains were $26 million in the second quarter compared to $9 million in the comparable prior year period. The 2013 second quarter results also include an after-tax charge of $3 million ($0.04 per share) related to guaranty fund assessments expected from various state funds for the insolvency and liquidation of Executive Life Insurance Company of New York, (“ELNY”) an unaffiliated life insurance company. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, increased by $0.84 to $44.78 per share during the second quarter of 2013. Annualized return on equity was 11.1% and 10.2% for the second quarters of 2013 and 2012, respectively.

Core net operating earnings were $87 million ($0.96 per share) for the 2013 second quarter, compared to $90 million ($0.91 per share) in the 2012 second quarter. Significantly higher profit in our annuity segment was partially offset by the absence of earnings from our Medicare supplement and critical illness businesses that were sold in August 2012, lower underwriting profits in our Specialty Property and Casualty Insurance (“P&C”) operations and lower P&C investment income. Per share amounts reflect the impact of share repurchases. Core net operating earnings for the second quarters of 2013 and 2012 generated annualized returns on equity of 8.9% and 9.2%, respectively.

During the second quarter of 2013, AFG repurchased approximately 1.4 million shares of common stock for $67 million (average price per share of $48.37).

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2013	2012	2013	2012
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$87	$90	$171	$175
Realized gains	26	9	62	37
ELNY guaranty fund assessments	(3)	—	(3)	—

Net earnings attributable to shareholders	$110	$99	$230	$212

Components of Earnings Per Share:
Core net operating earnings	$0.96	$0.91	$1.88	$1.77
Realized gains	0.28	0.10	0.68	0.38
ELNY guaranty fund assessments	(0.04)	—	(0.04)	—

Diluted Earnings Per Share	$1.20	$1.01	$2.52	$2.15

Footnote (a) is contained in the accompanying Notes To Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We are especially pleased with the strong earnings in our annuity segment for the second quarter and first six months of 2013. Although underwriting profitability in our P&C businesses was lower year over year, we remain encouraged by the market firming we are seeing in selected P&C markets, which has resulted in growth opportunities for most of our P&C businesses. Our proven investment skills and mix of specialty insurance businesses have positioned us well in the current interest rate environment and amid widespread catastrophe losses in the industry.

“At June 30, 2013, AFG had approximately $650 million of excess capital (including parent company cash of approximately $265 million). While we will make opportunistic share repurchases when it makes sense to do so and return capital to shareholders through dividends, we will invest excess capital when we see potential for healthy, profitable organic growth, and look for opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.

“Based on results for the first six months of 2013, we expect core net operating earnings in 2013 to be between $3.70 and $4.10 per share, up from our previous guidance of $3.60 to $4.00 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The P&C specialty insurance operations generated an underwriting profit of $21 million in the 2013 second quarter, compared to $52 million in the second quarter of 2012. The combined ratio was 97.0%, 5.2 points higher than the comparable prior year period. The lower profit in 2013 is primarily the result of lower underwriting profits in our property and transportation group, particularly in our transportation businesses, and higher catastrophe losses. Catastrophe losses were $19 million (2.6 points on the combined ratio), compared to $6 million (0.8 points) in the 2012 second quarter.

Gross and net written premiums were up 2% for the second quarter of 2013, when compared to the same period in 2012. Double digit premium growth in our specialty casualty and specialty financial groups was offset somewhat by lower premiums in the property and transportation group, primarily the result of lower crop insurance premiums. Delayed planting of spring crops resulted in late acreage reporting and reduced overall second quarter specialty P&C premiums. Excluding crop insurance premiums, gross and net written premiums grew by 15% and 10%, respectively when compared to the prior year second quarter. Further details about AFG’s specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting loss of $31 million in the second quarter of 2013, compared to an underwriting profit of $6 million in the second quarter of 2012. This decrease is attributable to lower profitability in our transportation businesses and higher catastrophe losses impacting our property and inland marine operations. Catastrophe losses were $18 million for this group during the second quarter of 2013, primarily the result of losses from spring storms in the southeastern United States. By comparison, catastrophe losses for the second quarter of 2012 were $4 million.

Gross and net written premiums for the second quarter of 2013 were 16% and 11% lower, respectively, than the comparable 2012 period primarily due to delayed acreage reporting from insureds as a result of excess moisture and late planting of corn and soybean crops. It is expected that these delayed premiums will be included in third quarter results. Excluding crop insurance, 2013 gross and net written premium grew by 6% and 3%, respectively, when compared to the 2012 second quarter. Net written premiums were also impacted by the increased cost of reinsurance in our property and inland marine and crop insurance businesses. Renewal pricing was up approximately 6% for the quarter, following a 5% increase achieved in the first quarter of 2013.

The Specialty Casualty Group reported a second quarter underwriting profit of $32 million, slightly lower than the 2012 second quarter. A modest improvement in accident year results was more than offset by lower favorable prior year reserve development. Most of our businesses in this group produced strong underwriting profit margins during the quarter.

Gross and net written premiums were up 23% and 16%, respectively, for the second quarter of 2013 when compared to the same prior year period. While nearly all businesses in this group reported growth, our workers’ compensation and excess and surplus lines were the primary sources of the higher premiums. New business opportunities, increased exposures from higher payroll on existing accounts, strong retentions and higher renewal pricing have contributed to increases in our workers’ compensation businesses. In addition, new business opportunities and general market hardening have generated increased premiums in several of our excess and surplus lines businesses. Renewal pricing in this group was up approximately 5% for the second quarter following a 6% increase achieved in the first quarter of 2013.

The Specialty Financial Group reported underwriting profit of $15 million in the second quarter of 2013, compared to $11 million in the second quarter of 2012. The increased profitability was due primarily to higher underwriting profits in our financial institutions business, primarily from lender-placed mortgage insurance. Most of the businesses in this group achieved excellent underwriting margins during the second quarter of 2013.

Gross and net written premiums were up 16% and 15% for the 2013 second quarter, respectively, from the comparable 2012 period. Gross written premiums increased primarily as a result of growth in lender-placed mortgage insurance offered by our financial institutions business. Renewal pricing in this group was down 1% for the second quarter following a 1% increase achieved in the first quarter of 2013.

Carl Lindner III stated: “I am particularly pleased with the results achieved by our specialty casualty and specialty financial groups during the quarter. We continue to see premium growth opportunities in almost all of the businesses within these groups. I am disappointed, however, by the poor results in our property and transportation businesses. We remain committed to achieving the necessary rate increases to strengthen profitability in these operations. Based on premium growth across our P&C book of business during the first six months of 2013, we continue to expect net written premium growth for the full year 2013 to be between 8%—12%. Overall renewal pricing was up about 5% during the quarter, in line with our projections, and consistent with the overall average rate increases we saw during the first quarter. Our objective remains to achieve an increase of 4%—6% in the specialty group’s overall average renewal rates in 2013.”

Annuity Segment

AFG’s annuity operations contributed $82 million in pretax core earnings in the second quarter of 2013 compared to $59 million in the second quarter of 2012, a 39% increase. Higher pretax core earnings were primarily a result of growth in annuity assets and the favorable impact that rising interest rates had on AFG’s fixed indexed annuity reserves. Over the last year, AFG’s fixed annuity investments (at amortized cost) have grown by 14%.

Net interest spread earned during the second quarter of 2013 decreased by 14 basis points from the prior year period due primarily to the run-off of higher yielding investments. However, the net spread earned during the second quarter of 2013 increased 23 basis points from the prior year period, reflecting the impact that higher interest rates had on AFG’s fixed indexed annuity business, partially offset by the run-off of higher yielding investments.

Statutory premiums of $861 million in the 2013 second quarter increased $237 million (38%) from the first quarter of 2013. This strong growth reflects successful distribution channel expansion, as well as new product development. Year to date 2013 statutory premiums were down 13% from the comparable

2012 period, in line with our expectations for the first half of 2013, and primarily the result of actions taken in the second half of 2012 to reduce crediting rates and agent commissions in response to the exceptionally low interest rate environment that began in the second quarter of 2012.

Craig Lindner stated, “Our superior investing capabilities and pricing discipline have been instrumental in achieving another quarter of strong operating earnings. Because of our annuity segment performance during the first half of 2013, and assuming no major fluctuations in interest rates or the stock market, we are increasing our guidance for the annuity and run-off segments. We now expect that the full year 2013 pretax core operating earnings from our annuity and run-off operations will be 13% to 18% higher than the $252 million reported for the full year of 2012, up from the range of 8% to 12% previously estimated. In addition, based on strong sales during the second quarter, we now believe that statutory premiums for the full year of 2013 could equal or slightly exceed premiums for the full year of 2012.”

Second quarter 2013 annuity operating earnings exclude a non-core pretax charge of $5 million to cover assessments from state guaranty funds related to the insolvency and liquidation of Executive Life Insurance Company of New York, an unaffiliated life insurance company. ELNY was placed into rehabilitation by the New York Insurance Department in 1991. In April 2012, the company was declared insolvent and ordered into liquidation. Our life insurance subsidiaries started receiving guaranty fund assessments from various states in the second quarter of 2013. Our life insurance subsidiaries are required under the solvency or guaranty laws of most states in which they do business to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies such as ELNY.

More information about premiums and the results of operations for our annuity segment may be found in our Quarterly Investor Supplement which is posted on our website.

Run-off Long-Term Care and Life Segment

AFG’s run-off long-term care and life segment incurred a pretax core operating loss of $2 million in the second quarter of 2013 compared to pretax core operating earnings of $5 million in the comparable prior year period.

Medicare Supplement and Critical Illness Segment

AFG’s Medicare supplement and critical illness segment contributed pretax core operating earnings of $12 million in the second quarter of 2012. These operations were sold in August 2012 for $326 million.

Investments

AFG recorded second quarter 2013 net realized gains of $26 million after tax and after deferred acquisition costs (DAC), compared to $9 million in the prior year period. Unrealized gains on fixed maturities were $462 million, after tax, after DAC at June 30, 2013, a decrease of $257 million since year-end, reflecting the impact of rising interest rates. Our portfolio continues to be high quality, with 86% of our fixed maturity portfolio rated investment grade and 96% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

During the first half of 2013, P&C investment income was approximately 6% lower than the comparable 2012 period, in line with our expectations.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $35 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2013 second quarter results at 11:30 a.m. (ET) tomorrow, Tuesday, July 30, 2013. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial-in 706-758-4386). The conference ID for the live call is 14408747. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on August 6, 2013. To listen to the replay, dial 1-800-585-8367 (international dial-in 404-537-3406) and provide the conference ID 14408747. The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link. The archived webcast will be available immediately after the call via the same link on the Investor Relations page until August 6, 2013 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:	Diane P. Weidner	Websites:
	Asst. Vice President – Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsuranceGroup.com
www.GAFRI.com

-o0o-

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG13-10

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012(b)	2013	2012(b)
Revenues
P&C insurance net earned premiums	$709	$640	$1,396	$1,243
Life, accident & health net earned premiums	28	105	58	210
Net investment income	332	329	658	646
Realized gains	41	15	98	59
Income (loss) of managed investment entities:
Investment income	32	32	66	61
Loss on change in fair value of assets/liabilities	(28)	(21)	(36)	(50)
Other income	25	24	47	42

Total revenues	1,139	1,124	2,287	2,211

Costs and expenses
P&C insurance losses & expenses	690	595	1,334	1,150
Annuity, life, accident & health benefits & expenses	210	276	420	541
Interest charges on borrowed money	18	19	36	38
Expenses of managed investment entities	24	20	46	39
Other expenses	71	78	150	161

Total costs and expenses	1,013	988	1,986	1,929

Earnings before income taxes	126	136	301	282
Provision for income taxes(c)	49	52	111	110

Net earnings including noncontrolling interests	77	84	190	172
Less: Net earnings (loss) attributable to noncontrolling interests	(33)	(15)	(40)	(40)

Net earnings attributable to shareholders	$110	$99	$230	$212

Diluted Earnings per Common Share	$1.20	$1.01	$2.52	$2.15

Average number of diluted shares	91.5	98.0	91.3	98.7

Selected Balance Sheet Data:	June 30, 2013	December 31, 2012
Total cash and investments	$29,262	$28,449
Long-term debt	$949	$953
Shareholders’ equity(d)	$4,473	$4,578
Shareholders’ equity (excluding appropriated retained earnings and unrealized gains/losses on fixed maturities)(d)	$3,978	$3,784
Book Value Per Share:
Excluding appropriated retained earnings	$49.98	$50.61
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$44.78	$42.52
Common Shares Outstanding	88.8	89.0

Footnotes (b), (c) and (d) are contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2013	2012		2013	2012
Gross written premiums	$1,041	$1,024	2%	$1,966	$1,847	6%

Net written premiums	$749	$732	2%	$1,453	$1,339	9%

Ratios (GAAP):
Loss & LAE ratio	60.3%	55.7%		58.4%	56.3%
Underwriting expense ratio	36.7%	36.1%		36.6%	35.6%

Combined Ratio	97.0%	91.8%		95.0%	91.9%

Supplemental Information:(e)
Gross Written Premiums:
Property & Transportation	$446	$531	(16%)	$798	$859	(7%)
Specialty Casualty	440	358	23%	870	724	20%
Specialty Financial	155	134	16%	298	263	13%
Other	—	1	—	—	1	—

	$1,041	$1,024	2%	$1,966	$1,847	6%

Net Written Premiums:
Property & Transportation	$328	$369	(11%)	$604	$619	(2%)
Specialty Casualty	283	244	16%	578	491	18%
Specialty Financial	117	102	15%	230	195	18%
Other	21	17	24%	41	34	21%

	$749	$732	2%	$1,453	$1,339	9%

Combined Ratio (GAAP):
Property & Transportation	110.3%	98.1%		103.5%	94.0%
Specialty Casualty	88.4%	86.1%		90.5%	91.8%
Specialty Financial	86.6%	88.5%		87.6%	86.6%
Aggregate Specialty Group	97.0%	91.8%		95.0%	91.9%

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Reserve Development (Favorable)/Unfavorable:
Property & Transportation	$3	$(2)	$(3)	$(12)
Specialty Casualty	(22)	(27)	(38)	(28)
Specialty Financial	—	(4)	(6)	(11)
Other	(5)	(1)	(10)	(2)

	$(24)	$(34)	$(57)	$(53)

Points on Combined Ratio:
Property & Transportation	1.2	(0.5)	(0.4)	(2.1)
Specialty Casualty	(8.0)	(11.3)	(7.1)	(6.2)
Specialty Financial	(0.7)	(3.6)	(2.8)	(5.4)
Aggregate Specialty Group	(3.4)	(5.3)	(4.1)	(4.3)

Footnote (e) is contained in the accompanying Notes To Financial Schedules at the end of this release

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2013	2012		2013	2012
Annuity Premiums:
Retail Single Premium	$509	$565	(10%)	$869	$1,016	(14%)
Financial Institutions Single Premium	287	259	11%	481	534	(10%)
Education Market—403(b)	52	64	(19%)	107	126	(15%)
Variable Annuities	13	17	(24%)	28	32	(13%)

Total Annuity Premiums	$861	$905	(5%)	$1,485	$1,708	(13%)

Components of Core Operating Earnings Before Income Taxes

	Three months ended June 30,		Pct. Change		Six months ended June 30,		Pct. Change
	2013	2012			2013	2012
Revenues:
Net investment income Other income	$257 15	$245 12	5 25	% %	$505 29	$473 25	7 16	% %

Total revenues	272	257	6%		534	498	7%
Costs and Expenses:
Annuity benefits	120	147	(18%)		254	277	(8%)
Acquisition expenses	48	31	55%		79	60	32%
Other expenses	22	20	10%		43	42	2%

Total costs and expenses	190	198	(4%)		376	379	(1%)

Core operating earnings before income taxes	$82	$59	39%		$158	$119	33%

Supplemental Fixed Annuity Information*

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Average Fixed Annuity Reserves	$18,151	$16,173	$17,829	$15,841
Net Interest Spread	3.02%	3.16%	3.00%	3.02%
Net Spread Earned	1.65%	1.42%	1.61%	1.42%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Core Operating Earnings before Income Taxes:
P&C insurance segment Annuity segment	$82 82	$103 59	$178 158	$203 119
Run-off long-term care and life segment	(2)	5	(3)	6
Medicare supp and critical illness segment*	—	12	—	18
Interest & other corporate expense	(39)	(42)	(84)	(82)

Core operating earnings before income taxes	123	137	249	264
Related income taxes	36	47	78	89

Core net operating earnings	$87	$90	$171	$175

*	Medicare supplement and critical illness businesses were sold in August 2012.

b)	Certain reclassifications have been made to conform to the current year’s presentation.

c)	Earnings before income taxes includes $31 million and $42 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the second quarter and first six months of 2013, respectively, and $18 million and $46 million in the second quarter and first six months of 2012, respectively.

d)	Shareholders’ Equity at June 30, 2013 includes $462 million ($5.20 per share) in unrealized after-tax gains on fixed maturities and $33 million ($0.38 per share) of retained earnings appropriated to managed investment entities. Shareholder’s Equity at December 31, 2012 includes $719 million ($8.09 per share) in unrealized after-tax gains on fixed maturities and $75 million ($0.84 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.

e)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.